Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Alcoa Inc. and subsidiaries (the “Company”) of our report dated January 8, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of the Company, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 8, 2004, relating to the financial statement schedules, which appear in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania May 21, 2004